       As filed with the Securities and Exchange Commission on August 27, 1997.
                                             Registration No. 333-______
===============================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                    ______________

                                       FORM S-3
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                    ______________

                                MICHAELS STORES, INC.
                (Exact name of registrant as specified in its charter)

           DELAWARE                                         75-1943604
  (State or other jurisdiction                          (I.R.S. Employer
of incorporation or organization)                      Identification No.)

                                8000 Bent Branch Drive
                                 Irving, Texas 75063
                                   P.O. Box 619566
                                DFW, Texas 75261-9566
                                    (972) 409-1300
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                    ______________

                                  R. Michael Rouleau
                               Chief Executive Officer
                                Michaels Stores, Inc.
                                8000 Bent Branch Drive
                                 Irving, Texas  75063
                                    (972) 409-1300
                  (Name, address, including zip code, and telephone
                  number, including area code, of agent for service)
                                    ______________

                                   With copies to:
        Mark V. Beasley, Esq.                           Robert L. Estep, Esq.
        Michaels Stores, Inc.                         Jones, Day, Reavis & Pogue
       8000 Bent Branch Drive                         2300 Trammell Crow Center
        Irving, Texas 75063                               2001 Ross Avenue
           (972) 409-1300                                Dallas, Texas 75201
                                                           (214) 220-3939

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     / / __________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                       CALCULATION OF REGISTRATION FEE
================================================================================
                                         Proposed
                                         Maximum     Proposed
                                         Offering     Maximum
Title of                   Amount         Price      Aggregate       Amount of
Securities to              to be           per       Offering      Registration
be Registered          Registered (1)    Share(2)    Price (2)        Fee (2)
================================================================================
Common Stock, par
  value $0.10
  per share..........    2,450,000       $24.375    $59,718,750      $18,097
================================================================================
1. Represents shares issuable pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of the antidilution provisions contained therein.
2. The registration fee with respect to these shares has been computed in accordance with paragraph (c) of Rule 457, based upon the average of the reported high and low sale prices of shares of the Common Stock on the Nasdaq National Market System on August 25, 1997.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                     Subject to Completion, Dated August 27, 1997


PROSPECTUS

                                   2,450,000 SHARES

                                MICHAELS STORES, INC.

                    Dividend Reinvestment and Stock Purchase Plan

    Michaels Stores, Inc. ("Michaels" or the "Company") hereby offers participation in its Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan provides owners of shares of common stock, par value $.10 per share, of Michaels ("Common Stock") and other interested investors with a convenient and economical method to purchase Common Stock and to reinvest all or a portion of their cash dividends, if any, in Common Stock. The Plan is also intended to provide the Company with a cost-efficient and flexible mechanism to raise equity capital because shares issuable under the Plan will be newly issued Common Stock. A glossary of the defined terms used herein appears on pages 18-19.
Some of the significant features of the Plan are as follows:

    - Participants may purchase Common Stock by making optional cash investments of $100 to $2,500 in a given month.

    - Persons who are not presently stockholders of the Company may purchase Common Stock by making an initial optional cash investment of $500 to $2,500. Optional cash investments of greater than $2,500 may be made only with permission of the Company.

    - Participants may purchase Common Stock by reinvesting on all or a portion of cash dividends, if any.

    THE COMPANY DOES NOT EXPECT TO PAY DIVIDENDS ON ITS COMMON STOCK. THEREFORE, UNTIL THE COMPANY MODIFIES ITS POLICY OF NOT PAYING DIVIDENDS, THE PROVISIONS OF THE PLAN WILL APPLY ONLY TO THE OPTIONAL CASH INVESTMENT FEATURE. HOLDERS OF COMMON STOCK AND OTHER PROSPECTIVE PLAN PARTICIPANTS ARE CAUTIONED THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT THE COMPANY WILL MODIFY ITS CURRENT POLICY OF NOT PAYING DIVIDENDS.

    The price to be paid for shares of Common Stock purchased under the Plan will be the average of the Daily Prices of shares of Common Stock for the ten Trading Days ending immediately preceding the applicable Investment Date, excluding from the average, in the case of purchases with optional cash investments pursuant to a Request for Waiver in a given month, any Daily Price which does not equal or exceed any applicable Threshold Price. The Company may establish a Discount of 0% to 5% applicable to shares purchased under the Plan pursuant to a Request for Waiver.

    Optional cash investments in excess of $2,500 per month may be made only pursuant to an accepted written Request for Waiver. At least three days prior to the applicable Pricing Period, the Company (i) will determine whether to establish a Threshold Price and, if a Threshold Price is established, its amount and (ii) may establish a Discount from the market price applicable to shares purchased under the Plan in connection with optional cash investments pursuant to a Request for Waiver, which Discount may vary from month to month and may be increased or decreased by the Company. These determinations will be made by the Company in its sole discretion after a review of current market condition, the level of participation in the Plan, and current and projected capital needs.
For each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day on which no trades of shares of Common stock are reported on the Nasdaq National Market System, one-tenth of the total amount of any optional cash investment pursuant to a Request for Waiver will be returned without interest.

    A broker, bank or other nominee may reinvest dividends and make optional cash investments on behalf of Beneficial Owners. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $2,500 limit would be exceeded. Purchasers of shares (including brokers or dealers) under the Plan who resell such shares, may be deemed to be underwriters.

    The Common Stock is quoted on the Nasdaq National Market System under the symbol "MIKE." On August 25, 1997, the closing price of the Common Stock on the Nasdaq National Market System was $24 1/4. The Company will pay the costs of administration of the Plan, except that Participants will bear the cost of brokerage commissions for resale, certain service charges and fees and applicable taxes.

    This Prospectus contains a summary of the material provisions of the Plan and should be retained by Participants in the Plan for future reference.


                                    ______________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                   COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                      OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                         THE CONTRARY IS A CRIMINAL OFFENSE.

                                    ______________







                    The date of this Prospectus is September  , 1997.

                            AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market. Copies of such reports and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act relating to the securities issuable pursuant to the Plan offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus as of their respective filing dates:

    (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997,

    (ii) the Company's Quarterly Report on Form 10-Q for the period ended May 3, 1997, and

    (iii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 0-11822), filed August 30, 1991.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

    Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any subsequently filed document which also is incorporated by reference in this Prospectus modifies or supersedes such statement.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference in this Prospectus, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to the Investor Relations Department of the Company at 8000 Bent Branch Drive, Irving, Texas 75063 (telephone: (972) 409-1300).

                                 THE COMPANY

    The Company is the nation's largest retailer dedicated to serving the arts, crafts and decorative items marketplace. The Company's Michaels stores offer a wide selection of competitively priced items, including general crafts, home decor items, picture framing materials and services, art and hobby supplies, party supplies, silk and dried flowers, wearable art and seasonal and holiday merchandise. Since March 1995, when the Company acquired Aaron Brothers Holdings, Inc., the Company has also operated the Aaron Brothers specialty framing and art supply stores located primarily in California. The Company's principal executive offices are located at 8000 Bent Branch Drive, Irving, Texas 75063, and the Company's telephone number at such address is (972) 409-1300.

                           DESCRIPTION OF THE PLAN

    The Michaels Stores Dividend Reinvestment and Stock Purchase Plan (the "Plan") was approved by the Company's Board of Directors effective as of August 26, 1997. The following questions and answers explain and constitute the Plan.

PURPOSE

    1.   WHAT IS THE PURPOSE OF THE PLAN?

              The purpose of the Plan is to provide holders of Common Stock and other interested investors with a convenient and economical method to purchase Common Stock and to reinvest all or a portion of their cash dividends in Common Stock, although the Company does not expect to pay dividends on its Common Stock. In addition, the Plan will provide Michaels Stores with a cost-efficient and flexible mechanism to raise equity capital through sales of Common Stock under the Plan. Whether significant additional capital is raised may be affected, in part, by the Company's decision to waive the limitations applicable to optional cash investments. See Question 13 regarding the Company's criteria for granting a Request for Waiver.

    HOLDERS OF COMMON STOCK AND OTHER PROSPECTIVE PLAN PARTICIPANTS ARE CAUTIONED THAT THE EXISTENCE OF THE PLAN IN NO WAY IMPLIES THAT THE COMPANY WILL MODIFY ITS CURRENT POLICY OF NOT PAYING DIVIDENDS.

PARTICIPATION OPTIONS

    2.   WHAT OPTIONS ARE AVAILABLE UNDER THE PLAN?

         Registered holders or beneficial owners of Common Stock (each a "Participant") and other interested investors may elect to participate in the Plan. Participants may make optional cash investments to purchase shares, subject to a minimum investment of $100 and a maximum investment of $2,500 per month. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants will be aggregated for purposes of determining whether the $2,500 limit will be exceeded. Interested investors that are not stockholders of the Company may make an initial optional cash investment in Common Stock of not less than $500 and not more than $2,500. In certain instances, however, Michaels Stores may permit greater optional cash investments. See Question 12 regarding optional cash investments and Question 13 regarding a Request for Waiver. Participants may also have cash dividends, if any, on all or a portion of their shares which are registered and are held by the Plan automatically reinvested in Common Stock.

    3.   WHAT ARE THE BENEFITS AND RESTRICTIONS OF THE PLAN?

              BENEFITS

         - Eligible stockholders may purchase Common Stock pursuant to optional cash investments of not less than $100 and not more than $2,500 (except with the consent of the Company) in any month. Optional cash investments may be made occasionally or at regular intervals, as each Participant desires. The Plan provides Participants the opportunity to automatically reinvest cash dividends, if any, on all or a portion of their Common Stock. Participants may make optional cash investments even if dividends, if any, on their shares of Common Stock are not being reinvested under the Plan.

         - Persons not presently stockholders of the Company may become Participants by making an initial cash investment of not less than $500 and not more than $2,500 (except with the consent of the Company) to purchase Common Stock under the Plan.

         - Shares of Common Stock purchased with optional cash investments pursuant to a Request for Waiver, which, like all Plan shares, will be purchased directly from the Company under the Plan, may be issued at a Discount to the market price; such Discount may vary each month between 0% and 5% and may be changed at the sole discretion of the Company at any time.

         - Participants will avoid the need for safekeeping of Common Stock certificates credited to their Plan accounts and may submit for safekeeping certificates held by them and registered in their name. See Questions 15 and 16.

         - Participants that are registered holders may direct the Administrator to sell or transfer all or a portion of their shares held in the Plan and therefore may find the Plan an economical way to liquidate their holdings. See Question 17.

         - Periodic statements reflecting all current activity in Plan accounts, including purchases, sales and latest balances, will simplify recordkeeping for registered holders. See Question 18.

              RESTRICTIONS

         - Participants may not be able to depend on the availability of a market discount regarding shares acquired under the Plan in connection with optional cash investments pursuant to a Request for Waiver, and such optional cash investments may be subject to the trading price for Common Stock satisfying a minimum price condition. Any Discount established for the purchase of shares pursuant to a Request for Waiver will not insure the availability of a Discount or the same Discount in future months. Each month the Company may establish a Discount, may not establish a Discount and may change or eliminate the Discount or set any minimum price condition without prior notice to Participants. Discounts, if any, will not apply to the purchase of shares pursuant to reinvestment of dividends nor to optional cash investments of $2,500 or less (unless part of a larger optional cash investment made pursuant to a Request for Waiver). See Question 13.

         - The purchase price per share will be an average price and, therefore, may exceed the price at which shares are trading on the Investment Date when the shares are issued. See Questions 11 and 12 regarding the purchase price of the shares and Question 13 regarding the establishment of a minimum price condition.

         - Execution of sales of shares held in the Plan may be subject to delay. See Questions 12 and 17.

         - No interest will be paid on funds held by the Company pending reinvestment or investment. See Questions 12 and 13.

         - Shares deposited in a Plan account may not be pledged until the shares are withdrawn from the Plan. See Question 27.

    4.   WHO WILL ADMINISTER THE PLAN?

              The Plan will be administered by Harris Trust and Savings Bank or such successor administrator as the Company may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of such Participant unless and until a Participant requests that a stock certificate for all or part of such shares be issued, as more fully described in Question 15. Correspondence with the Administrator should be sent to:

              MICHAELS STORES DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN HARRIS TRUST AND SAVINGS BANK, ADMINISTRATOR
              1601 ELM STREET
              SUITE 2320
              DALLAS, TEXAS 75201

              TELEPHONE:  214-665-6033
              FAX NUMBER: 214-969-1859

PARTICIPATION ELIGIBILITY

    5.   WHO IS ELIGIBLE TO PARTICIPATE?

              A "registered holder" (which means a stockholder whose shares of Common Stock are registered in the stock transfer books of Michaels Stores in his or her name) or a "beneficial owner" (which means a stockholder whose shares are registered in the stock transfer books of Michaels Stores in a name other than his or her name, for example, in the name of a broker, bank, or other nominee), may participate in the Plan. A registered holder may participate in the Plan directly; a beneficial owner must either become a registered holder by having such shares transferred into his or her name or by making arrangements with his or her broker, bank or other nominee to participate in the Plan on the Participant's behalf. In addition, an interested investor that is not a stockholder may participate in the Plan by making an initial optional cash investment in shares of not less than $500 or more than $2,500. In certain circumstances, however, the Company may permit greater optional cash investments. See Question 6 regarding enrollment and Question 13 regarding a Request for Waiver.

              The right to participate in the Plan is not transferable to another person apart from a transfer of the underlying shares. The Company reserves the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that cause aberrations in the trading volume of Common Stock. In addition, the Company reserves the right to treat optional cash investments submitted on forms reflecting Participants with the same name, address or social security or taxpayer identification number as a single investment for purposes of determining whether the $2,500 limit would be exceeded.

              Participants residing in jurisdictions in which their participation in the Plan would be unlawful will not be eligible to participate in the Plan.

ENROLLMENT

    6. HOW DOES AN ELIGIBLE HOLDER OF COMMON STOCK OR ANY OTHER INTERESTED INVESTOR ENROLL IN THE PLAN AND BECOME A PARTICIPANT?

              Each eligible registered holder may enroll in the Plan and become a Participant by completing and signing an Authorization and Enrollment Form (enclosed herein) and returning it to the Administrator at the address set forth in Question 4. An Authorization and Enrollment Form may also be obtained at any time upon request from the Administrator at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the Authorization and Enrollment Form exactly as their names appear on the account registration.

              Eligible beneficial owners must instruct their brokers, banks or other nominees in whose name their shares are held to participate in the Plan on their behalf. If a broker, bank or other nominee holds shares of beneficial owners through a securities depository, such broker, bank or other nominee may also be required to provide a Broker and Nominee Form (a "B/N Form") to the Administrator in order to participate in the optional cash investment portion of the Plan. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants, whether on the same B/N Form or different B/N Forms, will be aggregated for purposes of determining whether the $2,500 limit will be exceeded. See Questions 12 and 13.

              An interested investor who is not presently a stockholder of the Company, but desires to become a Participant by making an initial investment in Common Stock, may join the Plan by signing an Authorization and Enrollment Form and forwarding it, together with such initial investment, to the Administrator at the address set forth in Question 4. See Question 12 regarding initial optional cash investments.

    7.   WHAT DOES THE AUTHORIZATION AND ENROLLMENT FORM PROVIDE?

              The Authorization and Enrollment Form will appoint the Administrator as agent for the Participant and direct the Administrator to apply optional cash investments (transmitted with the Authorization and Enrollment Form as well as optional cash investments subsequently submitted) to the purchase on such Participant's behalf of full and fractional shares of Common Stock in accordance with the Plan.

              With respect to dividends, the Authorization and Enrollment Form will appoint the Administrator as agent for the Participant and direct the Company to pay to the Administrator the Participant's cash dividends, if any, on all or a specified number of shares of Common Stock owned by the Participant on the applicable record date and designated by the Participant to be included in the Plan and to reinvest, at the Participant's discretion, cash dividends, if any, on whole and fractional shares that have been credited to the Participant's account pursuant to dividend reinvestment or optional cash investment ("Plan Shares"). Cash dividends, if any, will continue to be reinvested with respect to the number of shares of Common Stock (including Plan Shares) designated on the Authorization and Enrollment Form until the Participant specifies otherwise in writing or terminates participation in the Plan or until the Plan is terminated.

              The Authorization and Enrollment Form provides for the purchase of shares of Common Stock through the following investment options:

         (1)  "FULL DIVIDEND REINVESTMENT"

              This option directs the Administrator to invest in accordance with the Plan all cash dividends, if any, on all shares of Common Stock then or subsequently registered in the Participant's name. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Common Stock in accordance with the Plan.

         (2)  "PARTIAL DIVIDEND REINVESTMENT"

              This option directs the Administrator to invest in accordance with the Plan all cash dividends, if any, on the specified number of shares of Common Stock then registered in the Participant's name and so designated in the appropriate space on the Authorization and Enrollment Form. If this option is selected, the Participant will continue to receive cash dividends, if any, in the usual manner on all shares of Common Stock that have not been designated for participation in the Plan. This option also permits the Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Common Stock in accordance with the Plan.

         (3)  "OPTIONAL CASH INVESTMENTS ONLY"

              This option permits a Participant to make optional cash investments and directs the Administrator to apply such investments towards the purchase of Common Stock in accordance with the Plan. If this option is selected, unless the Participant designates such additional shares for participation in the Plan, the Participant will continue to receive cash dividends, if any, on all shares registered in his or her name in the usual manner, and the Administrator will apply only optional cash investments received from the Participant towards the purchase of Common Stock.

         Any one of the above three options may be selected. In each case, cash dividends, if any, will be reinvested on all shares designated for participation in the Plan until the Participant specifies otherwise or withdraws from the Plan altogether, or until the Plan is terminated.

         Any Participant who returns a properly executed Authorization and Enrollment Form to the Administrator without electing an investment option will be enrolled as having selected Full Dividend Reinvestment.

    8.   WHEN WILL PARTICIPATION IN THE PLAN BEGIN?

              A Participant who has properly completed and submitted an Authorization and Enrollment Form may submit an optional cash investment to purchase shares under the Plan with such Authorization and Enrollment Form. Thereafter, optional cash investments may be made at any time, but not more frequently than once each month, through the use of the appropriate forms sent to Participants with each periodic statement. Payments received by the Administrator by 12:00 (Noon) Central Time on the last business day prior to the first day of a Pricing Period (as defined in Question 11) will be used to purchase shares on the Investment Date (as defined below) immediately following such Pricing Period.

              If a properly completed Authorization and Enrollment Form requesting reinvestment of dividends is received by the Administrator on or before the record date, if any, established by the Company's Board of Directors for a particular cash dividend, that dividend will be used to purchase shares of Common Stock for the Participant on the next Investment Date applicable to optional cash investments following the dividend payment date. If an

         Authorization and Enrollment Form is received from a Participant after the record date established for a particular dividend, the reinvestment of dividends will begin with respect to dividends paid following the next dividend record date. For a discussion of the price to Participants of the shares of Common Stock purchased under the Plan and the limitations on optional cash investments, see Questions 11 and 13, respectively.

              The dates on which optional cash investments are to be invested and any dividends are to be reinvested are herein collectively referred to as the "Investment Dates." For optional cash investments, the Investment Date will be the first Trading Day (as defined below) subsequent to the Pricing Period. A "Trading Day" means a day on which trades in Common Stock are reported on the Nasdaq National Market System ("NASDAQ"). Please see Schedule A for information with respect to Pricing Periods, Investment Dates and other information.

              No interest will be paid on optional cash investments or cash dividends pending investment in Common Stock.

              Eligible stockholders and other interested investors may enroll in the Plan at any time. Once enrolled, a Participant will remain enrolled until the Participant discontinues participation or until the Company terminates the Plan. See Question 19 regarding withdrawal from the Plan and Question 26 regarding termination of the Plan.

PURCHASES

    9.   WHEN WILL SHARES BE ACQUIRED UNDER THE PLAN?

              Dividends, if any, and optional cash investments will be reinvested or invested, as the case may be, on the Investment Date.

    10.  WHAT IS THE SOURCE OF SHARES TO BE PURCHASED UNDER THE PLAN?

              Optional cash investments and dividends reinvested through the Plan will be used to purchase shares directly from Michaels Stores either from treasury or authorized but unissued shares.

    11. WHAT WILL BE THE PRICE TO THE PARTICIPANT OF SHARES PURCHASED UNDER THE PLAN?

              The price to Participants of shares purchased with optional cash investments or with cash dividends will be the average of the Daily Prices (defined below) of shares of Common Stock for the ten Trading Days ending immediately preceding the applicable Investment Date, excluding from the average, in the case of purchases with optional cash investments pursuant to a Request for Waiver in a given month, any Daily Price which does not equal or exceed any applicable Threshold Price (defined below). The Company may establish a Discount of 0% to 5% applicable to shares purchased under the Plan pursuant to a Request for Waiver. The Discount will not apply to shares purchased pursuant to the dividend reinvestment feature of the Plan or to optional cash investments of $2,500 or less. See Question 13. The period encompassing the first ten Trading Days of each calendar month constitutes the relevant "Pricing Period" for that particular month. The Daily Price for a Trading Day will be the average of the high and low trading prices of the Common Stock on that day on NASDAQ, rounded to three decimal places.

              The Company may, in its sole discretion, establish for any given Pricing Period a minimum price (the "Threshold Price") for optional cash investments pursuant to a Request for Waiver. Any such Threshold Price will be a stated dollar amount established by the Company at least three Trading Days prior to the commencement of each Pricing Period.

    12.  HOW ARE OPTIONAL CASH INVESTMENTS MADE?

              All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners, that have submitted signed Authorization and Enrollment Forms are eligible to make optional cash investments at any time.

              A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Authorization and Enrollment Form for optional cash investments unless it holds the shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a Broker and Nominee Form ("B/N Form").

              The B/N Form provides the sole means by which a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator at the address specified in Question 4 each time that such broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. B/N Forms will be furnished by the Administrator upon request.

              Other interested investors that are not stockholders of the Company are also eligible to make such an initial investment in Common Stock through an optional cash investment by submitting Authorization and Enrollment Forms and funds representing their desired initial investment.

              The Administrator will apply all optional cash investments, for which good funds are received on or before 12:00 (Noon) Central Time on the business day immediately preceding the first day of the Pricing Period, to the purchase of shares of Common Stock on the next following Investment Date. All optional cash investments are subject to collection by the Administrator for full face value in U.S. dollars.

              There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time.

              Optional cash investments and initial cash investments must be received by the Administrator no earlier than the 23rd day of the calendar month immediately preceding the Investment Date and no later than 12:00 (Noon) Central Time on the business day immediately preceding the relevant Pricing Period in order to be invested on the Investment Date. Optional cash investments exceeding $2,500 must be received (together with the written approval of the Company waiving the $2,500 limitation) by the Administrator not later than 12:00 (Noon) Central Time on the business day immediately preceding the related Pricing Period in order for such funds to be invested on the related Investment Date. Otherwise, the optional cash investment or initial cash investment amount will be returned automatically by the Administrator to the participant as soon as is practicable. Furthermore, upon a participant's written request received by the Administrator no later than two business days prior to the Pricing Period, a timely optional cash investment or initial cash investment not already invested under the Plan will be cancelled or returned to the participant, as appropriate. However, in the latter event, no refund of a check or money order will be made until the funds have been actually received by the Administrator. Accordingly, such refunds may be delayed by up to three weeks.

              No interest will be earned on optional cash investments or dividends held pending investment nor on amounts to be refunded. The Company suggests therefore that any optional cash investment a Participant wishes to make be sent so as to reach the Administrator as close as possible to the first business day preceding the first day of the Pricing Period for the next following Investment Date. Any questions regarding these dates should be directed to the Administrator at the address or telephone number set forth in Question 4.

              Participants should be aware that since investments under the Plan are made as of specified dates, a Participant may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on shares purchased under the Plan.

              All optional cash investments made by check should be made payable to HARRIS BANK -- MICHAELS STORES DRSPP and mailed to the Administrator at the address listed in Question 4. Any checks not drawn on a United States bank or not payable in United States dollars will be returned to Participant, as will any third party checks. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Administrator. Inquiries regarding other forms of payments and all other written inquiries should be directed to the Administrator at the address listed in Question 4.

    13.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH INVESTMENTS?

              MINIMUM/MAXIMUM LIMITS. For any Investment Date, optional cash investments made by stockholders of the Company are subject to a minimum of $100 and a maximum of $2,500 (except as noted below), and optional cash investments made by interested investors who are not then stockholders of the Company are subject to a minimum initial investment of $500 and a maximum of $2,500 (except as noted below). See Question 8 regarding the determination of Investment Dates for optional cash investments. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned, except as noted below, promptly to Participants, without interest. Optional cash investments submitted by brokerage firms or other nominees on behalf of Participants, whether on the same B/N Form or different B/N Forms, will be aggregated for purposes of determining whether the $2,500 limit will be exceeded. In addition, the Company reserves the right to treat optional cash investments submitted on forms reflecting Participants with the same name, address or social security or taxpayer identification number as a single investor for purposes of determining whether the $2,500 limit would be exceeded.

              REQUEST FOR WAIVER. Optional cash investments in excess of $2,500 per month may be made only pursuant to a request for waiver (a "Request for Waiver") accepted by the Company. Participants who wish to submit an optional cash investment in excess of $2,500 for any Investment Date, including those whose proposed investments have been aggregated so as to exceed $2,500 as described above, must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. See Question 12. A Request for Waiver should be directed to the Chief Financial Officer of the Company at (972) 409-1581, or at such other number as may be established by the Company from time to time. The Company has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares held of record by such Participant and the aggregate amount of optional cash investments in excess of $2,500 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines, at its sole discretion, to be appropriate. Upon granting any Request for Waiver, the Company may, at its sole discretion, increase or reduce the Discount with respect to the full amount of such optional cash investment, and the Company may agree to different Discounts among persons to whom it has granted a Request for Waiver.

              Michaels Stores reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of Common Stock for any reason whatsoever including elimination of practices that are not consistent with the purposes of the Plan.

              THRESHOLD PRICE WITH RESPECT TO OPTIONAL CASH INVESTMENTS MADE PURSUANT TO REQUESTS FOR WAIVER. The Company may establish for any Pricing Period a Threshold Price applicable to optional cash investments made pursuant to Requests for Waiver. At least three Trading Days prior to the first day of the applicable Pricing Period, the Company will determine whether to establish a Threshold Price and if a Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by the Company in its sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may ascertain whether a Threshold Price has been set or waived for any given pricing period by telephoning the Company at 1-888-515-MIKE or at such other number as may be established by the Company from time to time.

              If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of shares of the Common Stock on NASDAQ for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period with respect to optional cash investments made pursuant to Requests for Waiver, and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of Common Stock are made on NASDAQ for that day. For example, if the Threshold Price is not satisfied for three of the ten Trading Days in a Pricing Period, then the purchase price will be based upon the remaining seven Trading Days in which the Threshold Price was satisfied.

              In addition, a portion of each optional cash investment made pursuant to a Request for Waiver will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of shares or Common Stock are reported on NASDAQ. The returned amount will equal one-tenth of the total amount of such optional cash investment (not just the amount exceeding $2,500) for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the ten Trading Days in a Pricing Period, 3/10ths (i.e., 30%) of such optional cash investment will be returned to the Participant without interest.

              The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver but applies to the entire amount thereof, including the first $2,500. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, the Company may waive its right to set a Threshold Price. Neither the Company nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning the Company at 1-888-515-MIKE or at such other number as may be established by the Company from time to time.

              DISCOUNT. Each month, at least three Trading Days prior to the first day of the applicable Pricing Period, the Company may establish a discount from the market price applicable to shares purchased under the Plan in connection with optional cash investments made pursuant to a Request for Waiver. Such discount (the "Discount") may be between 0% and 5% of the purchase price and may vary each month. The Discount may be increased or decreased by the Company and the Company may agree to different Discounts among persons to whom it has granted a Request for Waiver. Any change in the Discount will be made in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may obtain the Discount applicable to the next Pricing Period by telephoning the Company at 1-888-515-MIKE or at such other number as may be established by the Company from time to time.
         Setting a Discount for a particular month shall not affect the setting of a Discount for any subsequent month. Discounts apply only to shares purchased in connection with optional cash investments made pursuant to a Request for Waiver, but apply to the entire amount thereof, including the first $2,500.

    14.  WHAT IF A PARTICIPANT HAS MORE THAN ONE ACCOUNT?

              For the purpose of the limitations discussed in Question 13, the Company reserves the right to aggregate all optional cash investments for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be limited by the Company to only one Plan account. Also for the purpose of such limitations, all Plan accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event the Company exercises its right to aggregate investments and the result would be an investment in excess of $2,500 without an approved Request for Waiver, the Company will return, without interest, as promptly as practicable, any amounts in excess of the investment limitations.

CERTIFICATES

    15.  WILL CERTIFICATES BE ISSUED FOR SHARE PURCHASES?

              All shares purchased pursuant to the Plan will be held in "book entry" form through accounts maintained by the Administrator. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon written request of a Participant or upon withdrawal of a Participant from the Plan or upon the termination of the Plan, the administrator will have certificates issued and delivered for all full shares credited to that Participant's account. Certificates will be issued only in the same names as those enrolled in the Plan. In no event will certificates for fractional shares be issued. See Questions 16 and 17.

    16. MAY A PARTICIPANT ADD SHARES TO HIS OR HER ACCOUNT BY TRANSFERRING SHARE CERTIFICATES THAT THE PARTICIPANT POSSESSES?

              Any Participant may send to the Plan for safekeeping all Common Stock certificates which such Participant holds. Certificates forwarded to the Administrator by registered mail will be automatically covered by an Administrator blanket bond up to the first $250,000 of value. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the Plan. All shares represented by such certificates will be kept for safekeeping in "book entry" form and combined with any full and fractional shares then held by the Plan for the Participant.

              To deposit certificates for safekeeping under the Plan, a Participant must be enrolled in the Plan. Stock certificates as well as all written inquiries about the safekeeping service should be directed to the Administrator at the address listed in Question 4.

              Shares deposited for safekeeping may be withdrawn by the Participant by submitting a written request to the Administrator.

SALE OF SHARES

    17.  CAN PARTICIPANTS SELL SHARES HELD UNDER THE PLAN?

              Participants may request that all or a portion of the shares held in their accounts by the Plan (including shares held for safekeeping) be sold. Following receipt of written instructions from a Participant, the Administrator will sell, through an independent broker or institution, those shares as soon as practicable and will remit a check for the proceeds of such sale, less applicable brokerage charges, trading fees, service charges and any taxes. Shares to be sold will be aggregated by the Administrator and generally sold once per week at then current market prices in transactions carried out through one or more brokerage firms. This procedure for selling shares may be particularly attractive to holders of small amounts of shares because the Plan can combine odd lots and small numbers of shares into larger blocks to be sold, and thereby take advantage of lower trading fees that otherwise might not be available to individual Participants in the sale of their shares. The initial trading fee for sales of shares will be $10.00 per transaction plus $.12 per share. See Question 23.

REPORTS

    18.  WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

              Unless a Participant participates in the Plan through a broker, bank or nominee, each Participant will receive from the Administrator a detailed statement of the Participant's account following each dividend payment and account transaction. These detailed statements will show total cash dividends received, if any, total optional cash investments received, total shares purchased (including fractional shares), price paid per share, and total shares held in the Plan. These statements should be retained by the Participant to determine the tax cost basis for shares purchased pursuant to the Plan. Any Participant that participates in the Plan through a broker, bank or nominee, should contact such party for such a statement.

WITHDRAWAL

    19.  HOW MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

              Except as set forth below, a Participant may terminate enrollment in the Plan by giving written notice to the Administrator no later than two days prior to the first day of the next Pricing Period, and thereafter all cash dividends, if any, on shares owned by such participant will be sent to the Participant. See Question 17. In the event that a purchase of shares on behalf of a Participant pursuant to the Plan is pending, such Participant may not terminate enrollment until after the Investment Date relating to such Pricing Period. Any fractional shares held in the Plan at the time of termination will be converted to cash on the basis of the then current market price of the Common Stock. If a Participant's Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to the Participant at its address of record.

TAXES

    20.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE
         PLAN?

              The tax consequences resulting from optional cash investments are unclear. Participants may be treated as having received a distribution from the Company upon the purchase of shares pursuant to the Plan with an optional cash investment in an amount equal to the excess, if any, of the fair market value of the shares acquired on the Investment Date over the optional cash investment. Any such deemed distribution will be treated as a taxable dividend to the extent attributable to current or accumulated earnings and profits of the Company. The purchased shares will have a tax basis equal to the amount of the optional cash investment plus the amount of the deemed distribution, if any, which is treated as a dividend. The fair market value of shares acquired on an Investment Date is likely to differ from the amount of optional cash investment.

              Participants will be treated as having received a distribution from the Company equal to the fair market value on the Investment Date of the shares, if any, acquired with reinvested dividends pursuant to the Plan. Such distribution will be treated as a dividend to the extent attributable to current or accumulated earnings and profits of the Company. Any excess will first be treated as a tax-free return of capital, causing a reduction in the basis of existing shares, and the balance will be treated as capital gain recognized on a sale or exchange. A Participant's tax basis in the dividend shares will equal the fair market value of such shares on the Investment Date.

              A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date. When a Participant receives certificates for whole shares credited to the Participant's account under the Plan, the Participant will not realize any taxable income. However, a Participant that receives a cash adjustment for a fraction of a share will realize a gain or loss with respect to such fraction. A gain or loss also will be realized by the Participant whenever whole shares are sold, either pursuant to the Participant's request, upon withdrawal from the Plan or after withdrawal from the Plan. The amount of such gain or loss will be the difference between the amount that the Participant receives for the shares or fraction of a share and the tax basis of the Participant in the shares.

              THE FOREGOING IS ONLY A SUMMARY OF THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN AND DOES NOT CONSTITUTE TAX ADVICE. THIS SUMMARY DOES NOT REFLECT EVERY POSSIBLE OUTCOME THAT COULD RESULT FROM PARTICIPATION IN THE PLAN AND, THEREFORE, PARTICIPANTS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO THEIR PARTICULAR SITUATIONS.

OTHER PROVISIONS

    21. WHAT HAPPENS IF A PARTICIPANT SELLS OR TRANSFERS SHARES OR ACQUIRES ADDITIONAL SHARES?

              If a Participant has elected to have dividends automatically reinvested in the Plan and subsequently sells or transfers all or any part of the shares registered in the Participant's name, automatic reinvestment will continue as long as shares are registered in the name of the Participant or held for the Participant by the Administrator or until termination of enrollment. Similarly, if a Participant has elected the "Full Dividend Reinvestment" option under the Plan and subsequently acquires additional shares registered in the Participant's name, dividends paid on such shares will automatically be reinvested until termination of enrollment. If, however, a Participant has elected the "Partial Dividend Reinvestment" option and subsequently acquires additional shares that are registered in the Participant's name, dividends paid on such shares will not be automatically reinvested under the Plan. See Question 7.
         Participants may,
         however, change their dividend reinvestment elections by submitting new Authorization and Enrollment Forms.

    22.  HOW WILL A PARTICIPANT'S SHARES BE VOTED?

              For any meeting of stockholders, each Participant will receive proxy materials in order to vote all shares held by the Plan for the Participant's account. All shares will be voted as designated by the Participant or may be voted in person at the meeting of stockholders.

    23.  WHO PAYS THE EXPENSES OF THE PLAN?

              There is no fee for enrolling in the program. Participation is voluntary and a Participant may discontinue its participation at any time. However, there are fees associated with the Plan and the Administrator's services. Shares for the Plan will be purchased directly from the Company, and therefore there will be no trading fees or service charges in connection with purchases of shares. Participants that request the sale of any of their shares held in the Plan must pay a fee initially equal to $10.00 per transaction plus $.12 per share plus any applicable taxes and brokerage charges. The Administrator may effect any sales of shares for the Plan through a broker-dealer, in which case such broker-dealer will receive a commission for effecting such transactions. The Administrator may also charge Participants for additional services not provided under the Plan or where specified charges are indicated. Any fees may be changed by the Administrator at any time, without notice to Participants. Participants may obtain a current listing of all applicable administrative fees by contacting the Administrator at the address or telephone number listed in Question 4 above. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may also charge such beneficial owners fees in connection with such participation, for which neither the Administrator nor the Company will be responsible.

    24. WHAT ARE THE RESPONSIBILITIES OF MICHAELS STORES OR THE ADMINISTRATOR UNDER THE PLAN?

              Neither Michaels Stores nor the Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of a failure to terminate a Participant's account upon such Participant's death or adjudication of incompetence prior to the receipt of notice in writing of such death or adjudication of incompetence, the prices at which shares are purchased for the Participant's account, the times when purchases are made or fluctuations in the market value of the Common Stock. Neither Michaels Stores nor the Administrator has any duties, responsibilities or liabilities except those expressly set forth in the Plan.

              The Participant should recognize that the Company cannot assure a profit or protect against a loss on the shares purchased by a Participant under the Plan.

    25. WHAT HAPPENS IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT?

              Any shares distributed by the Company as a result of a stock dividend or a stock split on shares held under the plan for a Participant will be credited to the Participant's account.

    26. IF THE COMPANY HAS A RIGHTS OFFERING RELATED TO THE COMMON STOCK, HOW WILL A PARTICIPANT'S ENTITLEMENT BE COMPUTED?

              A Participant's entitlement in a rights offering related to the Common Stock will be based upon the number of whole shares credited to the Participant's account. Rights based on a fraction of a share credited to a Participant's Plan account will be sold for that account and the net proceeds will be invested as an optional cash payment on the next Investment

         Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

    27.  MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED?

              No shares credited to a Participant's account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan.

    28. MAY A PARTICIPANT TRANSFER ALL OR A PART OF THE PARTICIPANT'S SHARES HELD IN THE PLAN TO ANOTHER PERSON?

              A Participant who is not an affiliate of Michaels stores may transfer or give gifts of shares to anyone by contacting the Administrator and requesting a Gift/Transfer Form. A notice indicating the deposit of shares will be forwarded to the recipient.

              A Participant who is not an affiliate of Michaels Stores may also transfer all or a portion of his or her shares into an account established for another person within the Plan. In order to effect such a "book-to-book" transfer, the transferee must complete an Authorization and Enrollment Form to open a new account within the Plan. (See Question 7). The Authorization and Enrollment Form should be sent to the Administrator along with a written request to effect the "book-to-book" transfer indicating the number of shares to be transferred to the new account.

              Participants who are affiliates of Michaels Stores and who wish to transfer shares in his or her account should call the General Counsel of the Company at (972) 409-1300.

    29.  MAY THE PLAN BE CHANGED OR TERMINATED?

              While the Plan is intended to continue indefinitely, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time. Participants will be notified in writing of any modifications made to the Plan.

                               USE OF PROCEEDS

    The proceeds from the sale of the Common Stock offered pursuant to the Plan will be added to the Company's funds and used for general corporate purposes.

                             PLAN OF DISTRIBUTION

    The Common Stock acquired under the Plan is being sold directly by Michaels. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the optional cash investment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. These exchanges include the Nasdaq National Market System, the national exchange on which the Common Stock is currently listed. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan after deduction of the applicable Discount, if any, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. The Company does not have any formal or informal understanding with any such owners. The Company reserves the right to exclude from participation in the Plan persons who use the Plan to engage in short-term trading activities that cause alterations in the trading volume of the Common Stock.

    The Company will pay any expenses incurred in connection with purchases of Common Stock under the Plan. Participants that request the sale of any of their shares of Common Stock held in the Plan must pay a fee initially equal to $10.00 per transaction plus $.12 per share plus any applicable taxes and, if the sale is effected through a broker-dealer, a commission.

    Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                LEGAL MATTERS

    Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director of the Company.

                                   EXPERTS

    The consolidated financial statements of Michaels Stores, Inc. incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended February 1, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                         FORWARD-LOOKING INFORMATION

    Certain statements contained in this Prospectus (including the documents incorporated by reference herein) which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts, crafts and decorative items industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors' locations and pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new technologies such as point-of-sale systems, supply constraints or difficulties, the results of financing efforts, the effect of the Company's accounting policies and other risks detailed in this Prospectus (including the documents incorporated by reference herein).

                                   GLOSSARY

"Administrator"        Harris Trust and Savings Bank or such successor
                       administrator as the Company may designate.

"Beneficial owner"     Stockholder whose shares of Common Stock are registered
                       in the stock transfer books of the Company in a name other than his or her name.

"Business day"         Any day other than Saturday, Sunday or a legal holiday on
                       which the NASDAQ is closed or on which the Administrator is authorized or obligated by law to close.

"B/N Form"             Broker and Nominee Form.

"Common Stock"         Common stock, par value $.10 per share, of the Company.

"Daily Prices"         The average of the high and low trading prices of the
                       Common Stock on that day on NASDAQ, rounded to three decimal places.

"Discount"             Discount between 0% and 5% of the purchase price as
                       established, at the sole discretion of the Company, each month at least three Trading Days prior to the first day of the applicable Pricing Period.

"Investment Date"      Dates on which optional cash investments are to be
                       invested and any dividends are to be reinvested.

"Participant"          Registered holder or beneficial owner of Common Stock
                       under the Plan.

"Plan Shares"          Shares of Common Stock that have been credited to the
                       Participant's account pursuant to dividend reinvestment or optional cash investment.

"Pricing Period"       Period encompassing the first ten Trading Days of each
                       calendar month.

"Registered holder"    Stockholder whose shares of Common Stock are registered
                       in the stock transfer books of the Company in his or her name.

"Request for Waiver"   Request that the Company waive the maximum requirement
                       for optional cash investments of $2,500 per month.

"Threshold Price"      Minimum price for optional cash investments pursuant to a
                       Request for Waiver.

"Trading Day"          Day on which trades in Common Stock are reported on
                       NASDAQ.

                                  SCHEDULE A

                IMPORTANT DATES FOR OPTIONAL CASH INVESTMENTS
                                 (1997-1999)


  THRESHOLD PRICE
AND WAIVER DISCOUNT   OPTIONAL CASH PAYMENT     PRICING PERIOD
     SET DATE               DUE DATE          COMMENCEMENT DATE      INVESTMENT DATE
-------------------   ---------------------   -----------------   ---------------------
September 25, 1997    September 30, 1997      October 1, 1997     October 15, 1997
October 28, 1997      October 31, 1997        November 3, 1997    November 17, 1997
November 24, 1997     November 28, 1997       December 1, 1997    December 15, 1997
December 26, 1997     December 31, 1997       January 2, 1998     January 16, 1998
January 27, 1998      January 30, 1998        February 2, 1998    February 16, 1998
February 24, 1998     February 27, 1998       March 2, 1998       March 16, 1998
March 26, 1998        March 31, 1998          April 1, 1998       April 16, 1998
April 27, 1998        April 30, 1998          May 1, 1998         May 15, 1998
May 26, 1998          May 29, 1998            June 1, 1998        June 15, 1998
June 25, 1998         June 30, 1998           July 1, 1998        July 16, 1998
July 28, 1998         July 31, 1998           August 3, 1998      August 17, 1998
August 26, 1998       August 31, 1998         September 1, 1998   September 16, 1998
September 25, 1998    September 30, 1998      October 1, 1998     October 15, 1998
October 27, 1998      October 30, 1998        November 2, 1998    November 16, 1998
November 24, 1998     November 30, 1998       December 1, 1998    December 15, 1998
December 28, 1998     December 31, 1998       January 4, 1999     January 19, 1999
January 26, 1999      January 29, 1999        February 1, 1999    February 16, 1999
February 23, 1999     February 26, 1999       March 1, 1999       March 15, 1999
March 26, 1999        March 31, 1999          April 1, 1999       April 16, 1999
April 27, 1999        April 30, 1999          May 3, 1999         May 17, 1999
May 25, 1999          May 28, 1999            June 1, 1999        June 15, 1999
June 25, 1999         June 30, 1999           July 1, 1999        July 16, 1999
July 27, 1999         July 30, 1999           August 2, 1999      August 16, 1999
August 26, 1999       August 31, 1999         September 1, 1999   September 16, 1999
September 27, 1999    September 30, 1999      October 1, 1999     October 15, 1999
October 26, 1999      October 29, 1999        November 1, 1999    November 15, 1999
November 24, 1999     November 30, 1999       December 1, 1999    December 15, 1999

                          U.S. EQUITY MARKETS CLOSED



                                                  1997       1998      1999
                                                 ------     ------    ------
New Year's Day                                       --        1/1       1/1
Martin Luther King, Jr. Day                          --       1/19      1/18
President's Day                                      --       2/16      2/15
Good Friday                                          --       4/10       4/2
Memorial Day                                         --       5/25      5/31
Independence Day                                     --        7/3         *
Labor Day                                            --        9/7       9/6
Thanksgiving Day                                  11/27      11/26     11/25
Christmas Day                                     12/25      12/25         *


* Unknown at the date of this Prospectus. In 1999, Independence Day and Christmas fall on a weekend.

                         IMPORTANT TELEPHONE NUMBERS



             TO OBTAIN                                          CALL
             ---------                                          ----

Information Concerning Your Plan Account                    (214) 665-6033

Authorization and Enrollment Forms, B/N Forms and
Gift/Transfer Forms                                         (214) 665-6033

Price and Discount Information                              1-888-515-MIKE

Requests for Waiver                                         (214) 409-1581

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                _______________


                               TABLE OF CONTENTS

                                                             PAGE                  2,450,000 SHARES
                                                             ----
Available Information.......................................   3                MICHAELS STORES, INC.

Incorporation of Certain Documents by Reference.............   3

The Company.................................................   4              DIVIDEND REINVESTMENT AND
                                                                                 STOCK PURCHASE PLAN
Description of the Plan.....................................   4
  Purpose...................................................   4
  Participation Options.....................................   4
  Participation Eligibility.................................   6                    _______________
  Enrollment................................................   7
  Purchases.................................................   9                      PROSPECTUS
  Certificates..............................................  13                    _______________
  Sale of Shares............................................  14
  Reports...................................................  14
  Withdrawal................................................  14
  Taxes.....................................................  15
  Other Provisions..........................................  15                  SEPTEMBER __, 1997

Use of Proceeds.............................................  17

Plan of Distribution........................................  17

Legal Matters...............................................  18

Experts.....................................................  18

Forward-Looking Information.................................  18

Glossary....................................................  18

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS



    ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses to be incurred in connection with the issuance and distribution of the Common Stock covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:


         Registration Fee........................................... $18,097
         Printing, Engraving and Filing Expenses.................... $ 4,000
         Accounting Fees and Expenses............................... $ 5,000
         Legal Fees and Expenses.................................... $25,000
         Miscellaneous.............................................. $ 7,903
                                                                     -------
         Total...................................................... $60,000
                                                                     -------
                                                                     -------

    ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's certificate of incorporation, bylaws, any agreement or otherwise.

    Reference is made to Article Nine of the Company's Restated Certificate of Incorporation, as amended, which appears as Exhibit 4.1 to this Registration Statement, which provides for indemnification of directors and officers.

    Reference is made to Article IX of the Company's amended Bylaws which appear as Exhibit 4.2 to this Registration Statement, which provides for indemnification of directors and officers.

    In addition, the Company has entered into Indemnity Agreements with certain of its executive officers and directors.

    The Company has procured insurance that purports (i) to insure it against certain costs of indemnification that may be incurred by it pursuant to the provisions referred to above or otherwise and (ii) to insure the directors and officers of the Company against certain liabilities incurred by them in the discharge of their functions as directors and officers except for liabilities arising from their own malfeasance.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    ITEM 16.  EXHIBITS.

    The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

 Exhibit
  Number       Description of Exhibit
 --------      ----------------------
   4.1         Restated Certificate of Incorporation of the Registrant. (1)

 Exhibit
  Number       Description of Exhibit
 --------      ----------------------
   4.2         Bylaws of the Registrant, as amended and restated. (2)
   4.3         Form of Common Stock Certificate. (3)
   5.1         Opinion of Jones, Day, Reavis & Pogue. (4)
  23.1         Consent of Ernst & Young LLP. (4)
  23.2         Consent of Jones, Day, Reavis & Pogue is contained in the opinion filed as Exhibit 5.1 hereto.
  24.1         Power of attorney. (Included on Signature Page hereof.)
  99.1         Michaels Stores, Inc. Dividend Reinvestment and Stock Purchase
               Plan. (5)

-------------------
(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-8 (No. 33-54726) and incorporated herein by reference.
(2) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended January 30, 1994 and incorporated herein by reference.
(3) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-3 (No. 333-29419) and incorporated herein by reference.
(4)  Filed herewith.
(5)  Included in Prospectus.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  to include any prospectus required by Section
         10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on August 27, 1997.

                                            MICHAELS STORES, INC.


                                            By:   /s/ BRYAN M. DECORDOVA
                                               -------------------------------
                                               Bryan M. DeCordova
                                               Executive Vice President --
                                               Chief Financial Officer


    Each person whose signature appears below authorizes R. Michael Rouleau, Bryan M. DeCordova and Mark V. Beasley to execute in the name of each such person who is then an officer or director of the Registrant and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney may deem appropriate.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.

        Signatures                      Title
        ----------                      -----



                                   Chairman of the
--------------------------        Board of Directors
Sam Wyly


/s/ Charles J. Wyly, Jr.         Vice Chairman of the         August 27, 1997
--------------------------        Board of Directors
Charles J. Wyly, Jr.


/s/ R. Michael Rouleau            President and Chief         August 27, 1997
--------------------------         Executive Officer
R. Michael Rouleau           (Principal Executive Officer)


/s/ Bryan M. DeCordova        Executive Vice President --     August 27, 1997
--------------------------      Chief Financial Officer
Bryan M. DeCordova             (Principal Financial and
                                 Accounting Officer)


/s/ Evan A. Wyly                 Managing Director            August 27, 1997
-------------------------
Evan A. Wyly


/s/ Donald R. Miller, Jr.     Managing Director and          August 27, 1997
--------------------------   Vice President -- Market
Donald R. Miller, Jr.              Development


/s/ Michael C. French            Managing Director           August 27, 1997
-------------------------
Michael C. French


/s/ Dr. F. Jay Taylor                Director                August 27, 1997
-------------------------
Dr. F. Jay Taylor



-------------------------           Director
Richard E. Hanlon

                              INDEX TO EXHIBITS

Exhibit
Number     Description of Exhibit
-------    ----------------------

 4.1        Restated Certificate of Incorporation of the Registrant. (1)

 4.2        Bylaws of the Registrant, as amended and restated. (2)

 4.3        Form of Common Stock Certificate. (3)

 5.1        Opinion of Jones, Day, Reavis & Pogue. (4)

23.1        Consent of Ernst & Young LLP. (4)

23.2 Consent of Jones, Day, Reavis & Pogue is contained in the opinion filed as Exhibit 5.1 hereto.

24.1        Power of attorney.  (Included on Signature Page hereof.)

99.1        Michaels Stores, Inc. Dividend Reinvestment and Stock Purchase
            Plan. (5)

-------------------
(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-8 (No. 33-54726) and incorporated herein by reference.

(2) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended January 30, 1994 and incorporated herein by reference.

(3) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-3 (No. 333-29419) and incorporated herein by reference.

(4)  Filed herewith.

(5)  Included in Prospectus.